CONTACT:	Michael H. McLamb Chief Financial Officer MarineMax, Inc. 727/531-1700	Brad Cohen ICR, LLC. 203/682-8211 bcohen@icrinc.com

MARINEMAX PROVIDES FISCAL FOURTH QUARTER 2008 UPDATE
~ Expected Fourth Quarter Loss Per Share to Range From $0.58 to $0.68 ~
~ Same-store sales declined approximately 45% ~

CLEARWATER, FL – October 14, 2008 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat retailer, announced today that the Company expects to report a net loss per share of between $0.58 and $0.68 for its fourth quarter of fiscal 2008 versus net earnings per diluted share of $0.35 in the comparable quarter last year. Approximately $0.10 of the expected fourth quarter 2008 loss is attributable to charges the Company has taken associated with the closing of seven stores during the quarter.

The Company also expects to report fiscal fourth quarter 2008 revenue of approximately $165 million compared with $318 million in the comparable quarter last year, reflecting a same-store sales decline of approximately 45% versus a 1% same-store sales decrease reported a year ago. The Company’s results were adversely impacted by continued weak economic conditions, including unprecedented volatility in the financial markets. Furthermore, multiple hurricanes in August and September further contributed to the Company’s same-store sales decline.

William H. McGill, Jr., Chairman, President and Chief Executive Officer of MarineMax, stated, “The already soft marine retailing market deteriorated further during the September quarter. As turmoil mounted in the financial markets, making the economic environment increasingly uncertain and difficult, many customers delayed their purchasing decisions. Almost unprecedented worldwide financial and economic conditions, coupled with multiple hurricanes, resulted in a much steeper decline in our revenue than we had anticipated. Given these pressures on our sales, we took action to further reduce our inventory purchases. We do expect to report a slight decrease in year-over-year inventory levels. We continue to evaluate our cost structure to mitigate the impact of the revenue decrease on our profitability. Despite what is proving to be the harshest marine market in decades, we remain confident in our differentiated, customer-centric business model, which has positioned us as the leading retailer in our markets and has allowed us to continue to grow market share year after year.”

The Company expects to release its full fourth quarter and year end results on November 11, 2008.

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Cabo, Hatteras, Azimut Yachts, and Grady White the Company sells new and used recreational boats and related marine products and provides yacht brokerage services. The Company currently operates 80 retail locations in Alabama, Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia, Maryland, Minnesota, Missouri, Nevada, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, South Carolina, Tennessee, Texas and Utah. MarineMax is a New York Stock Exchange-listed company.

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include expectations regarding fiscal 2008, projected inventory purchases and levels and operating cost reductions, Company performance compared with industry performance and long-term revenue and earnings growth and the positive effects of our balance sheet. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the ability to reduce inventory, accomplish the goals and strategies, general economic conditions and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations and numerous other factors identified in the Company’s Form 10-K and other filings with the Securities and Exchange Commission.

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